UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2016

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On July 29, 2016, Intrepid Potash, Inc. (“Intrepid,” “we,” or “our”) entered into the following agreements:

•                  Fifth Waiver to Note Purchase Agreement (the “NPA Waiver”) with each of the purchasers named therein (the “Noteholders”).  The NPA Waiver relates to the Note Purchase Agreement, dated as of August 28, 2012, and amended as of January 15, 2016 (the “NPA”), by and among Intrepid and the Noteholders.

•                  Waiver and Amendment No. 7 to Credit Agreement (the “Credit Facility Amendment”) with each of the lenders named therein (the “Lenders”) and U.S. Bank National Association, as administrative agent (“U.S. Bank”).  The Credit Facility Amendment amends the Credit Agreement, dated as of August 3, 2011, and amended as of August 5, 2013, August 28, 2015, January 15, 2016, February 26, 2016, March 23, 2016, and May 6, 2016 (together with the Credit Facility Amendment, the “Credit Facility”), by and among Intrepid, the Lenders, and U.S. Bank.

Under the NPA Waiver, the Noteholders are waiving until September 30, 2016, the requirement that we comply with the financial covenants under the NPA relating to our leverage ratio and fixed charge coverage ratio for the quarters ended March 31, 2016, and June 30, 2016 (and agreed that any noncompliance with these covenants for the quarters ended March 31, 2016, and June 30, 2016, will not constitute a default or event of default under the NPA until September 30, 2016).  In addition, if our leverage ratio exceeds 10.7 to 1, or our fixed charge coverage ratio is less than (1.5) to 1, for any quarter, then the waiver under the NPA waiver will be null and void.  Except as amended by the NPA Waiver, the terms of the NPA remain unchanged.

Under the Credit Facility Amendment, the Lenders and U.S. Bank are waiving until September 30, 2016, (1) the requirement that we deliver audited annual financial statements for fiscal year 2015 without any going concern modifier (and agreeing that the existence of audited annual financial statements for fiscal year 2015 with a going concern modifier will not constitute a default or event of default under the Credit Facility until September 30, 2016) and (2) the requirement that we comply with the financial covenants under the Credit Facility relating to our leverage ratio and fixed charge coverage ratio for the quarters ended March 31, 2016, and June 30, 2016 (and agreeing that any noncompliance with these covenants for the quarters ended March 31, 2016, and June 30, 2016, will not constitute a default or event of default under the Credit Facility until September 30, 2016).  In addition, if our leverage ratio exceeds 10.7 to 1, or our fixed charge coverage ratio is less than (1.5) to 1, for any quarter, then the waiver under the Credit Facility Amendment will be null and void.  The Credit Facility Amendment permanently reduces the aggregate borrowing capacity of the Credit Facility from $8 million to $1 million, which amount may be used only for letters of credit. As of June 30, 2016, we had a $0.5 million letter of credit outstanding under the Credit Facility.  If we enter into any new letters of credit, then all outstanding letters of credit must be cash collateralized at 105% of their face value.  In addition, the Credit Facility Amendment provides that the maturity date for the Credit Facility is the earliest of (1) September 30, 2016, (2) any date on which the aggregate commitment under the Credit Facility is reduced to zero, and (3) the effective date for a new bank credit facility.  Except as amended by the Credit Facility Amendment, the terms of the Credit Facility remain unchanged.

The description set forth above is qualified in its entirety by the NPA Waiver and Credit Facility Amendment, copies of which are filed as Exhibits 10.1 and 10.2 to this report and incorporated by reference into this Item 1.01.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 7.01.                                        Regulation FD Disclosure.

On July 29, 2016, we issued a press release relating to the NPA Waiver and Credit Facility Amendment.  A copy of this press release is furnished as Exhibit 99.1 to this report.

Item 9.01.                                        Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
10.1	Fifth Waiver to Note Purchase Agreement, dated as of July 29, 2016, by and among Intrepid Potash, Inc. and each of the purchasers named therein

10.2

Waiver and Amendment No. 7 to Credit Agreement, dated as of July 29, 2016, by and among Intrepid Potash, Inc., each of the lenders named therein, and U.S. Bank National Association, as Administrative Agent

99.1	Press Release dated July 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: July 29, 2016	By:	/s/ Margaret E. McCandless
Margaret E. McCandless
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fifth Waiver to Note Purchase Agreement, dated as of July 29, 2016, by and among Intrepid Potash, Inc. and each of the purchasers named therein

10.2

Waiver and Amendment No. 7 to Credit Agreement, dated as of July 29, 2016, by and among Intrepid Potash, Inc., each of the lenders named therein, and U.S. Bank National Association, as Administrative Agent

99.1	Press Release dated July 29, 2016